Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our reports (a) dated May 14, 2018 , with respect to the consolidated financial statements of Saratoga Investment Corp. and the financial statements of Saratoga Investment Corp. CLO 2013-1, Ltd. as of February 28, 2018 and February 28, 2017, and for the three years in the period ended February 28, 2018, (b) dated May 14, 2018, with respect to the effectiveness of internal control over financial reporting of Saratoga Investment Corp. as of February 28, 2018, and c) dated May 14, 2018, with respect to the senior securities table of Saratoga Investment Corp. as of February 28, 2018 included in the Registration Statement (Form N-2, 333-216344 Post-Effective Amendment No. 7).

/s/ Ernst & Young LLP

New York, New York June 29, 2018